EXHIBIT 4.22

                         CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (this "AGREEMENT") is executed this 15 day of February, 2010 (the "EFFECTIVE DATE"), by and among LANTIQ ISRAEL LTD., a private company organized under the laws of the State of Israel (the "COMPANY") and METALINK LTD., a public company organized under the laws of the State of Israel ("CONSULTANT").

                                    RECITALS

      A. The parties have entered into that certain Asset Purchase Agreement dated January 5, 2010 (the "PURCHASE AGREEMENT"; capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Purchase Agreement), whereby Consultant transferred certain assets and liabilities to Company and Company acquired and assumed certain assets and liabilities as set forth therein.

      B. It is a condition to the Closing of the Purchase Agreement that the parties enter into this Agreement.

      C. The Company desires to receive the Services (as defined below) from Consultant, and Consultant is willing to provide Company with the Services, all subject to the terms and conditions of this Agreement.

    NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.    SERVICES.

      1.1. The Company hereby retains Consultant, and Consultant hereby accepts such retention, to perform the Services for the Company as set forth herein.

      1.2. Subject to the terms and conditions set forth in this Agreement (i) Consultant shall provide the Company with certain consulting services, all as detailed in EXHIBIT A attached hereto (which Exhibit shall be incorporated by reference into this Agreement) (the "CONSULTING SERVICES"), for a period of twenty-four (24) months following the Closing (the "CONSULTING TERM"), and (ii) Consultant shall provide the Company with certain manufacturing support services, all as detailed in EXHIBIT B attached hereto (which Exhibit shall be incorporated by reference into this Agreement) (the "SUPPORT SERVICES" and, together with the Consulting Services, the "SERVICES"), for a period of six (6) months following the Closing (the "SUPPORT TERM").

      1.3. The Services shall be provided by Consultant pursuant to the requirements (including instructions, terms, conditions, time-tables, locations and other terms, to the extent specified) as set forth in this Agreement or as may be agreed, modified or supplemented from time to time following the date hereof by mutual written consent of the parties.

      1.4. Without derogating from the foregoing, the parties agree that, at the Company's request, Exhibit A or B shall be supplemented (which supplements shall be an integral part of this Agreement) to add services that are reasonably required by the Company to conduct the Business in substantially the same manner it was conducted prior to the Closing and do not materially increase the obligations of Consultant hereunder.

      1.5. The Services shall be performed by professional, skilled and experienced employees of Consultant who have a special expertise in the Business as shall be proposed by Consultant and agreed by the Company, in a manner designed to provide the Services pursuant to Exhibit A or B, as applicable. In providing the Services, Consultant shall accord the Company the same priority it accords its own operations.


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      1.6.  Notwithstanding the foregoing in Section 1.2, if Consultant is, for any reason whatsoever, incapable of providing to the Company the Support Services in a manner satisfactory to the Company, Consultant shall, in lieu thereof, grant such employee of the Company as shall be designated by the Company full access to all of Consultant's systems and servers necessary to enable the Company to perform by itself all actions that would have been the subject of the Support Services.

      1.7. Consultant shall take reasonable measures to protect the Company's data that is processed by Consultant or by a designee of the Company using Consultant's systems or servers, as the case may be, from unauthorized destruction, deletion, change or disclosure to third parties, and to allow recovery of such data in events of force majeure.

2.    CONSIDERATION; TERMS OF PAYMENT.

      2.1. In consideration for the provision of the Consulting Services during the Consulting Term and the Support Services during the Support Term, the Company shall pay Consultant an annual gross amount of US $400,000 for each 12-month period of services (the "CONSIDERATION"), which shall be paid to Consultant in twelve monthly payments of $33,333.33 each, to be made on the first business day of each calendar month, in respect of Services rendered in the preceding month. In the event that Consultant ceases to provide to the Company the Support Services as required under this Agreement, then for as long as the Company is granted access as provided in Section 1.6, such event shall not affect the Consideration.

      2.2. Unless otherwise agreed by the parties, all payments made under this Agreement shall be in NIS, according to the applicable 'HASHA'AR HAYATZIG' for US Dollars on the date of payment.

      2.3. The Consideration is inclusive of any taxes, fees, and duties or other amounts, however designated, but excludes VAT and withholding taxes that are levied or based upon such charges, or upon this Agreement, and each of the parties shall be responsible for its respective tax, fee, duty, and other such obligations unless otherwise agreed in writing. The Company shall be entitled to withhold from payments any and all amounts as may be required from time to time under applicable law, unless it receives from Consultant a certificate or ruling from the ITA providing for an exemption or other reduction from such withholding or deduction which can clearly be relied upon by the Company and which is presented at least seven days prior to the time that the applicable payment of consideration is due to be made.

      2.4. Consultant shall be responsible for all its expenses incurred in connection with the performance of its duties and obligations under this Agreement, except for such out-of-pocket expenses of Consultant associated with the provision of Services, including travel and accommodation expenses, as shall be approved by the Company in advance and in writing and conform to the Company's then applicable corporate travel guidelines. For the purpose of such reimbursement, Consultant shall be required to provide the Company with all invoices, receipts and other evidences of expenses as shall be required by the Company from time to time, provided that Consultant's invoices shall list travel and accommodation expenses separately when applicable.

      2.5. The payments specified in this Section y2 constitute the full and final consideration for the Services provided hereunder, and Consultant will not be entitled to any additional consideration, of any form, for its Services hereunder.


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3.    CONFIDENTIALITY.

      3.1. Without derogating from Consultant's obligations under the Purchase Agreement, each party agrees to maintain as confidential and not to disclose to any third party any and all Confidential Information (as defined below) of the other party. However, nothing herein will be deemed to prevent the receiving party from disclosing any Confidential Information received hereunder (i) to any of its employees who have a need to know such information for the purpose of providing the Services hereunder or (ii) pursuant to any applicable law, regulation or court order; provided that such receiving party will immediately notify the disclosing party of such required disclosure and shall use its reasonable commercial efforts to minimize or prevent such disclosure to the maximum extent allowed under any such applicable law, regulation or court order.

      3.2. "CONFIDENTIAL INFORMATION" shall mean all information which is labeled or marked "Confidential" or with some other similar proprietary legend or which is reasonably understood to be confidential or proprietary, including, without limitation, any trade secret, information, process, technique, algorithm, computer program (source and object code), design, drawing, formula or test data relating to any research project, work in process, future development, engineering, manufacturing, marketing, servicing, financing or personnel matter relating to the disclosing party, its present or future products, sales, suppliers, clients, customers, employees, investors or business, whether in oral, written, graphic or electronic form. The term Confidential Information will not, however, include information which (i) is or becomes publicly available other than as a result of a breach by the receiving party or its representatives of the obligations hereunder, (ii) is or becomes available to the receiving party on a non-confidential basis from a source (other than the disclosing party or its representatives) which, to the best of the receiving party's knowledge, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the disclosing party; or (iii) was independently developed by the receiving party. Without derogating from the generality of the foregoing, the Company's "Confidential Information" shall be deemed to include the "Confidential Information", as such term is defined in the Purchase Agreement, and Consultant's "Confidential Information" shall be deemed to exclude the "Confidential Information", as such term is defined in the Purchase Agreement.

      3.3. Consultant will promptly notify and disclose to the Company, or any persons designated by it, all inventions, discoveries, concepts, data and ideas, whether patentable or not, including, but not limited to, hardware, software, formulae, know-how, processes, methods, techniques as well as improvements thereto made, conceived, reduced to practice or developed by Consultant and its agents, alone or with others, which (i) result from the Services; (ii) are received or obtained by Consultant or its agents from the Company while performing the Services; (iii) result from use of the Company's equipment, facilities or materials; or (iv) are otherwise part of the Business (collectively referred to as "DEVELOPMENTS"). Delivery of the notice of any Development shall be in writing, supplemented with a detailed description of the applicable Development and the relevant documentation. All Developments shall be the sole property of the Company and its assignees, and the Company and its assignees shall be the sole owner of all patents and other rights in such Developments. Consultant hereby assigns to the Company its entire right, title and interest that Consultant may have or acquire in and to all such Developments and any intellectual property rights therein. It is hereby clarified that a lack of response from the Company with respect to the notice of the Developments or of its delivery shall not be considered a waiver of ownership of the Developments, and in any event the Developments shall remain the sole property of the Company.

      3.4. Consultant further agrees to assist the Company, or any persons designated by it, at the Company's sole expense, in every proper and reasonable way to protect such Developments, including, without limitation, by assisting the Company in the preparation and submission of patent applications and the enforcement of patents.

      3.5. Consultant shall not be entitled, with respect to all of the above, to any monetary consideration or any other consideration except as explicitly set forth in Section y2 of this Agreement.

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4.    TERM; TERMINATION.

      4.1. This Agreement shall commence on the Effective Date and remain in effect until the expiration of the Consulting Term.

      4.2. Commencing ninety (90) days following the Effective Date, the Company shall have the right to terminate this Agreement, for any reason whatsoever, by providing Consultant with at least twelve (12) months prior written notice.

      4.3. Commencing ninety (90) days following the Effective Date, Consultant shall have the right to terminate this Agreement, for any reason whatsoever, by providing the Company with at least three (3) months prior written notice.

      4.4.  In addition, this Agreement may be terminated by either party hereto
            (a) if the other party commits a material breach of this Agreement (which includes any breach under Section y1.5) and fails to remedy such breach within fifteen (15) days after receipt of written notice of such breach and (b) immediately, by written notice, upon (i) the other party's voluntary or involuntary bankruptcy, receivership or commencement of a similar insolvency proceeding which is not removed within ninety (90) days or (ii) the other party's election to dissolve or wind-up business.

      4.5. Notwithstanding anything to the contrary in the foregoing, this Agreement may be terminated by the Company, upon written notice of such breach, upon the breach by Consultant of any of its covenants under Sections 8.1 or 8.2 of the Purchase Agreement.

      4.6. Upon the termination, cancellation or expiration of this Agreement for any reason, neither party shall be relieved of its duty to discharge in full all accrued, liquidated and due sums owed by either party to the other (but excluding, for the avoidance of doubt, any Consideration in respect of the period following the date of such termination, cancellation or expiration), which sums shall become immediately due and payable on the date of termination, cancellation or expiration. In the event of termination, Consultant shall continue to provide all Services during the applicable notice period, provided that the Company may immediately cease Consultant's Services and may shorten all or part of the notice period, regardless of whether notice of termination was given by the Company or by Consultant, and in lieu thereof shall pay Consultant the applicable Consideration for such period as if Consultant were to continue to provide Services for the remaining duration of the notice period.

      4.7. In addition, the respective rights, obligations and duties of the parties under this Section y4.7 and Sections y1.7, y3, y4.6, y5 and y6, as well as any rights, obligations and duties which by their nature extend beyond the termination, cancellation or expiration of this Agreement, shall survive any termination, cancellation or expiration hereof in accordance with their respective terms.

5.    RELATIONSHIP OF THE PARTIES.

      5.1. Each of the parties shall at all times during the term of this Agreement be considered, act as, and shall represent itself to be, an independent contractor, and not an agent or employee of the other. No employment relationship shall exist or be construed to exist between either of the parties, on the one hand, and the employees of the other party, on the other hand. Except as expressly provided for herein or in another written agreement, neither of the parties shall be authorized to bind, commit or assume any obligations on behalf of the other party, without the other party's prior written consent. Consultant shall be responsible for the payments of all taxes applicable to him as an independent contractor.

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       5.2. In the event that any court or tribunal shall determine that notwithstanding the parties' mutual understanding, as described in this Agreement, Consultant or any of its employees is considered an employee of the Company, the following provisions shall be applicable:

            5.2.1. Any compensation which has been paid to Consultant by the
                  Company under this Agreement shall be reduced by 30% (the "REDUCED COMPENSATION"). To the Reduced Compensation shall be added only the "Tosefet Yoker" which has been paid in Israel from the Effective Date.

            5.2.2. Consultant hereby agrees to immediately refund to the Company any amount which the Company has paid it under this Agreement in excess of the Reduced Compensation (as increased by the Tosefet Yoker), such refunded amount to be linked to CPI and include interest at an annual rate of 4%.

            5.2.3. The Company may set-off any of Consultant's liability to the
                  Company. For the avoidance of doubt, no such set-off shall relieve Consultant from repaying the Company Consultant's liability in full.

            5.2.4. Consultant will defend, indemnify and hold the Company, or any third party on its behalf, harmless from and against all claims, damages, losses and expenses, including reasonable fees and expenses of attorneys and other professionals, relating to any obligation imposed upon the Company to pay any withholding taxes, social security, unemployment or disability insurance or similar items in connection with compensation received by Consultant or deriving from the adjudication of the existence of an employer-employee relationship between Consultant or any of its employees or consultants and the Company.

6.    MISCELLANEOUS.

      6.1. ENTIRE AGREEMENT; AMENDMENTS. This Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and supersedes any other arrangement, understanding or agreement, verbal or otherwise. This Agreement may not be amended or modified except by the written consent of the parties hereto.

      6.2. NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

            IF TO THE COMPANY:

            Lantiq Israel Ltd.
            [_________]
            [_________]
            Israel
            Fax: [____________]
            Attention:  [_______________]

            with a copy to (which shall not constitute notice):

            Golden Gate Capital
            One Embarcadero Center, Suite 3900
            San Francisco, CA 94111
            Fax: 415-983-2934
            Attention: John Knoll and Felix Lo

            Kirkland and Ellis, LLP
            555 California Street, Suite 2700
            San Francisco, CA 94104
            Fax: 415-439-1500
            Attention: Stephen Oetgen

            Meitar Liquornik Geva & Leshem Brandwein, Law Officers 16 Abba Hillel Rd.
            Ramat Gan 52506, Israel
            Fax: 972-3-6103774
            Attention: Maya Liquornik

            IF TO CONSULTANT:

            Metalink Ltd.
            Yakum Business Park
            Yakum 60972, Israel
            Fax: +972-9-9605733
            Attention: Chief Executive Officer

            with a copy to (which shall not constitute notice):

            Goldfarb, Levy, Eran, Meiri, Tzafrir & Co.
            2 Weizmann Street
            Tel-Aviv 64239, Israel
            Fax:  972-3-608-9908
            Attention: Ido Zemach, Adv.

            or such other address with respect to a party as such party shall notify each other party in writing as above provided. Any notice sent in accordance with this Section y6.2 shall be effective (i) if mailed, five (5) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via telecopier, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt.

      6.3. COUNTERPARTS. This Agreement may be executed in one or more counterparts (including by means of telecopied, facsimile or portable data format (PDF) signature pages), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

      6.4. GOVERNING LAW; VENUE. This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Israel, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the courts sitting in the City of Tel-Aviv for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

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      6.5.  AMENDMENT. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

      6.6. EXTENSION; WAIVER. No failure on the part of any person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

      6.7. SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

      6.8. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns (if any). Neither party may assign any of its rights under this Agreement to any other person without obtaining the consent or approval of the other parties hereto, except that the Company may assign its rights and obligations under this Agreement, at any time, to any of its Affiliates.

                   [SIGNATURES APPEAR ON THE FOLLOWING PAGE]

      IN WITNESS WHEREOF, the parties hereto have caused this Consulting Services Agreement to be executed and delivered as of the date first above written.

                                  THE COMPANY:

                                  LANTIQ ISRAEL LTD.

                                  By: _________________
                                  Name:
                                  Title:


                                  CONSULTANT:

                                  METALINK LTD.

                                  By: _________________
                                  Name:
                                  Title: